Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement filed on or about October 12, 2021 on Form S-8 of Sharplink Gaming, Ltd., an Israeli company formerly known as Mer Telemanagement Solutions Ltd., of our report dated March 19, 2021, except for Notes 13 and 14, as to which the date is June 3, 2021, relating to the consolidated financial statements of SharpLink, Inc. and Subsidiary, appearing in the Proxy Statement included in Form 6-K filed on June 16, 2021.

/s/ RSM US LLP

Minneapolis, Minnesota

October 11, 2021